Exhibit A-2


FORM OF TRANSFEREE
EXECUTIVE OFFICER'S CERTIFICATE

[Name of Transferee]
[Address of Transferee]




Loctite Corporation
10 Columbus Boulevard
Hartford, Connecticut  06106


	Reference is made to the Transferee Agreement,
dated as of [               ], between [Insert Name of
Transferee] and Loctite Corporation (the "Transferee
Agreement").  The undersigned, [                 ], an
executive officer of the Transferee, does hereby certify in my capacity as such executive officer that all of the representations and warranties of the Transferee set forth in Section 3 of the Transferee
Agreement are true and correct on and as of the date hereof with the same effect as though made on and as of the date hereof.

	IN WITNESS WHEREOF, the undersigned has duly and validly executed this Certificate this [insert date of closing of transfer].





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